Exhibit 10.2
AMERICOLD LOGISTICS LLC
EXECUTIVE SEVERANCE BENEFITS PLAN
(Effective February 24, 2022)

The purpose of this Americold Logistics, LLC Severance Benefits Plan (“Plan”) is to assist eligible employees whose employment with Americold Logistics, LLC (the “Company”) or any of its Affiliates is terminated due to an involuntary termination without Cause or a resignation for Good Reason (as such terms are defined below), or other similar circumstances, as determined in the Plan Administrator’s sole discretion, as well as similar circumstances which occur in connection with a Change in Control (as defined below).1 The Plan is effective as of February 24, 2022 (“Effective Date”). For avoidance of doubt, Executives hired before the Effective Date of this Plan are not eligible for and specifically excluded from participation in this Plan and severance benefits, if any, are outlined in those Executives’ individual employment agreements.
This document constitutes both the plan document and the summary plan description for the Plan. The Plan is intended to be a top-hat “employee welfare benefit plan” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and a “severance pay plan” within the scope of Department of Labor Regulation Section 2510.3-2(b). Your ERISA rights are described at the end of this document. This document is provided to you as required by ERISA. You should read all parts of this description carefully so that you will not only understand the ways in which the Plan may benefit you but also certain exclusions to coverage and limitations on the receipt of severance benefits which may apply to you.
It is the Company’s intention that payments under the Plan will be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be administered and operated in conformity with this intention; provided, however, that in the event and to the extent amounts payable under the Plan are or become subject to Code Section 409A, it is the Company’s intention that such amounts be payable in a manner consistent with the requirements of such Code section. To the extent that any provision of this Plan is not exempt from Code Section 409A and ambiguous as to its compliance with Code Section 409A, the provision shall be read in such a manner to comply with Code Section 409A to the maximum extent possible.
1.DEFINITIONS
(a)“Affiliate” means (i) any entity that, directly or indirectly, is controlled by the Company, and (ii) any entity in which the Company has a significant equity interest, in each case as determined by the Board.
(b)“Annual Bonus” means the annual performance-based cash bonus in respect of a given calendar year, as described in the Company’s Annual Incentive Plan, or such plan’s replacement.
(c)“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act and the terms “Beneficial Ownership” and “Beneficially Own” shall have the corresponding meanings.
(d)“Board” means the Board of Trustees of the Company.
1NOTE TO DOCUMENT: Any newly hired Chief Executive Officer, Executive Vice President, Senior Vice President shall 1) be required to sign a Company Restrictive Covenants and Mandatory Arbitration Agreement (“RCMA”) upon hire and all employees shall be required to as a condition to receiving Company equity; and 2) be offered an Indemnity Agreement in addition to the indemnity provided by way of the Company by-laws and insurance coverages.

(e)“Cause” means, with respect to any Participant, Participant’s:
(i)Commission of an act that constitutes common law fraud or a felony, commission of any other crime involving moral turpitude, or commission of any other tortious or unlawful act causing, or which may likely cause, material harm to the business, standing or reputation of the Company without the good faith belief that such conduct was in the best interests of the Company;
(ii)Materially breaching any of the Participant’s confidentiality, assignment of inventions or restrictive covenants agreements (if any) with the Company or any Affiliate;
(iii)Materially failing to devote Participant’s full business time, energy, experience and talents to the business of the Company, or willfully failing or refusing to perform the Participant’s material duties or obligations [of Participant’s role] including without limitation, failure or refusal to abide by the directions of superiors or the Board or the written policies and practices of the Board, the Company or any Affiliate, in each case after the Company has given the Participant fourteen (14) days written notice and an opportunity to cure such failure or refusal to the extent curable;
(iv)Willful misconduct or gross negligence in the performance of the Participant’s duties as an associate, officer or director of the Company or any Affiliate;
(v)Misappropriation or embezzlement of any property of the Company;
(vi)Engaging in any act or omission of willful misconduct or gross negligence detrimental to the business or financial reputation of the Company or any Affiliate;
(vii)Failure or refusal by the Participant to perform any lawful material directive of the Board or the duties of the Participant’s employment hereunder which continues for a period of fourteen (14) days following notice thereof;
(viii)Any act by Participant which, in the sole good faith determination of the Company, is sufficient to constitute a felony (or its equivalent in any non-United States jurisdiction) or a crime involving theft, fraud, dishonesty, misrepresentation or moral turpitude;
(ix)Conviction of, or plea of nolo contendere (or a similar plea), to, or the failure of the Participant to contest the Participant’s prosecution for, any other misdemeanor criminal offense;
(x)Any material violation of any law, rule or regulation affecting business operations of the Company or Affiliates;
(xi)Participant’s material violation, as determined by the sole good faith discretion of the Company, of a Company policy including, but not limited to the violation of any legal or compliance policies or code of ethics, code of business conduct, conflicts of interest policy or similar policies of the Company;
(xii)The Participant’s breach of the Participant’s fiduciary obligations, or disloyalty, to the Company or any of its subsidiaries or affiliates;
(xiii)Any material act or omission to act of the Participant intended to harm or damage the business, property, operations, financial condition or reputation of the Company;
(xiv)The Participant’s failure to cooperate, if requested by the Board, with any investigation or inquiry into the Company’s business practices, whether internal or external, including, but not limited to, the Participant’s refusal to be deposed or to provide testimony or evidence at any trial, proceeding or inquiry; or
(xv)Any chemical dependence of the Participant which adversely affects the performance of the Participant’s duties and responsibilities to the Company.
(f)“Change in Control” means the occurrence of any one or more of the following events:
(i)The acquisition by any person (other than the Company or a Subsidiary or any Company employee benefit plan (including its trustee)), of Beneficial Ownership, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;
(ii)Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Trustee subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds (2/3) of the Trustees then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Trustees or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(iii)Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets or stock of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the total number of shares of the Company’s outstanding securities immediately prior to such Business Combination Beneficially Own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding securities of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of the combined voting power of the Company’s outstanding securities immediately prior to such Business Combination, (ii) no Person (excluding any corporation resulting from such Business Combination, or any employee benefit plan (including its trustee) of the Company or such corporation resulting from such Business Combination) Beneficially Owns, directly or indirectly, 50% or more of, respectively, the combined voting power of the then outstanding securities of the corporation resulting from such Business Combination except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were Trustees of the Company immediately prior to the signing of the agreement providing for such Business Combination.
A “Change in Control” shall not result from any transaction precipitated by the Company’s insolvency, appointment of a conservator, or determination by a regulatory agency that the Company is insolvent, nor from any transaction initiated by the Company in regard to converting from a publicly traded company to a privately held company.
(g)“Change in Control Period” means the period commencing on the date a Change in Control occurs and ending on the second anniversary of such date.
(h)“Chief Executive Officer” means the Company’s chief executive officer.
(i)“Compensation” means a Participant’s annualized base salary, determined based on the rate of pay in effect during the last regularly scheduled payroll period immediately preceding such Participant’s Separation Date (or the date on which the Change in Control occurs, if higher).
(j)“Continuing Obligations” means the obligations that arise in any provision of any agreement, including, without limitation, any agreement between the Participant and the Company and/or an Affiliate relating to confidentiality, assignment of inventions or other restrictive covenants or that arise in any other agreement between the Participant and the Company and/or an Affiliate between the relating to confidentiality, assignment of inventions or other restrictive covenants, including any applicable restrictive covenant and mandatory arbitration agreement.
(k)“Disability” means either (a) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering the employees of the Company, provided, however, that nothing contained herein shall be construed as permitting a violation of the Americans with Disabilities Act or similar law prohibiting discrimination on the basis of a disability. This definition is intended to comply with the definition of disability provided in Treasury Regulation Section 1.409A-3(i)(4)(i), and shall be interpreted in a manner consistent with such definition.
(l)“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
(m)“Good Reason” means, with respect to any Participant, the occurrence of any of the following events or conditions without the Participant’s written consent, other than in connection with a termination of the Participant for Cause or due to death or Disability:
(i)material reduction of the Participant’s base salary or the Participant’s Annual Bonus opportunity, exclusive of any across the board reduction similarly affecting all or substantially all similarly-situated employees; or
(ii)an action by the Company resulting in a material diminution or reduction of the Participant’s authority, duties or responsibilities; or
(iii)the Company’s relocation of the geographic location of the principal office of the Company to which the Participant is assigned, such that there is an increase to Participant’s commute by more than fifty (50) miles from the Participant’s then current assigned principal office;
Notwithstanding the foregoing, no termination of employment by the Participant shall constitute Good Reason unless:
(A)the Participant reasonably determines in good faith that a Good Reason condition has occurred;
(B)the Participant has given written notice of the proposed termination due to Good Reason to the Company, and provides the Company with reasonable details of the circumstances giving rise to the Good Reason event, not later than thirty (30) days following the initial occurrence of such event;
(C)the Company fails to cure the Good Reason event or condition within thirty (30) days of receiving written notice from the Participant (the “Cure Period”);

(D)notwithstanding such efforts, the Good Reason event or condition continues to exist; and
(E)the Participant terminates his or her employment within thirty (30) days after the conclusion of the Cure Period.
If the Company cures the Good Reason event or condition during the Cure Period, Good Reason shall be deemed not to have occurred. This definition is intended to comply with the safe harbor definition of good reason provided in Treasury Regulation Section 1.409A-1(n)(2)(ii), and shall be interpreted in a manner consistent with such definition.
(n)“Key Employee” for purposes of this Plan only, means any common-law employee of the Company who is Chief Executive Officer (“CEO”), any other employee of the Company who is designated by the Company as an Executive Vice President (“EVP”) or as a Senior Vice President (“SVP”) of the Company, and any other common-law employee of the Company who, in each case, has been designated in writing as a Key Employee by the Board in its sole discretion.
(o)“Participant” means a Key Employee who meets the criteria as set forth in Section 2(a) and is not excluded from participation under Section 2(b).
(p)“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.
(q)“Plan Administrator” means the Company.
(r)“Qualifying Termination” means a Participant’s termination of employment from the Company when a Participant is terminated by the Company without Cause or by the Participant with Good Reason; provided that, in the event the Company assigns its rights and obligations under this Plan to a person or entity which whom the Company shall hereafter effect a reorganization or consolidation into which the Company merges or to whom it transfers all or substantially of its properties or assets and if the Participant remains employed or becomes employed by the Company, the purchaser or any of their affiliates in connection with such transaction, a Qualifying Termination shall not have occurred solely as a result of such transaction.
(s)“Separation Agreement and General Release” means, with respect to a Participant (or where applicable, his or her estate) a general waiver and release of claims against the Company consistent with the form set forth in Attachment A or as otherwise approved by the Plan Administrator in its sole discretion.
(t)“Separation Date” means the date on which a Participant ceases to be categorized as an employee on the payroll system of the Company as a result of a Qualifying Termination or otherwise; provided, however, the extent that payment or benefit described in this Plan constitutes “non-qualified deferred compensation” under Code Section 409A (if any), a Participant’s Separation Date will be the date on which he or she incurs a “separation from service” (within the meaning of Code Section 409A(a)(2)(A)(i) and its related regulatory and administrative guidance), as determined by the Plan Administrator in its sole discretion. The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).
(u)“Separation Notice” means written notice by the Company or by a Participant to the other party hereto which:
(i)Provides notification of intent to terminate the employment relationship;
(ii)Indicates the specific termination provision in this Plan relied upon; and

(iii)Specifies the Separation Date.
(v)“Severance Benefit” has the meaning set forth in Section 3 of this Plan, as applicable.
(w)“Stock Plan” means the equity and/or long-term incentive programs as established from time to time by the Company’s Board, a committee thereof, and/or the Compensation Committee of the Board of Trustees of Americold Realty Trust.
(x)“Target Percentage” means the target percentage for the annual incentive bonus opportunity under the Company’s Annual Incentive Plan to which a Participant is potentially eligible in the year in which the Participant’s Separation Date occurs.
(y)“Trustee” means any individual who is a member of the Board of Trustees.
2.ELIGIBILITY
(a)Eligibility to Participate. In general, you will be eligible to participate in the Plan (a “Participant”) if you satisfy each of the following conditions:
(i)You are employed by the Company as a Key Employee and have executed the Separation Agreement and General Release, including the Company Restrictive Covenants and Mandatory Arbitration Agreement;
(ii)You receive from the Company a Separation Notice substantially in the form of Attachment C or provide to the Company a Separation Notice substantially in the form of Attachment D (for avoidance of doubt, a Company Separation Notice is separate and apart from the Separation Notice required by the Georgia Department of Labor);
(iii)Your active employment with the Company continues through the Separation Date specified in the Separation Notice;
(iv)Your active employment with the Company is actually terminated in accordance with the terms and conditions of the Separation Notice and this Plan; and
(v)Your termination is a Qualifying Termination (or due to your death or Disability).
You will not be entitled to participate in this Plan or receive any benefits hereunder unless you satisfy the eligibility criteria set forth herein and are not otherwise excluded from participation under Section 2(b) below.
(b)Exclusions from Eligibility. You will not be eligible to receive a Severance Benefit under the Plan if, either before or after receiving or providing a Separation Notice:
(i)You are a party to a written employment agreement with the Company or any of its Affiliates, the terms of which do not expressly provide for participation in this Plan; for avoidance of doubt, this exclusion includes international executives with written employment agreements;
(ii)You notify the Company of your intent to resign or separate from employment (other than for Good Reason, death, or Disability), in either case prior to the Separation Date specified in the Separation Notice, unless the Plan Administrator determines in its sole discretion that your earlier separation is in the best interests of the Company and approves such earlier separation in advance and in writing;
(iii)Your employment is terminated by the Company for Cause or by you without Good Reason (or death, or Disability, as applicable), or, after your employment has terminated, the Company subsequently determines in good faith that grounds to have terminated your employment for Cause exist;
(iv)You have been employed by the Company for ninety (90) days or less; unless the Plan Administrator determines in its sole discretion that your earlier separation is in the best interests of the Company and approves such earlier separation in advance and in writing;
(v)You are a leased or agency employee employed by a third-party or staffing service provider;
(vi)You are in breach of any of your Continuing Obligations; or you are not classified by the Company as a common-law employee (whether or not such classification is subsequently deemed proper by a government agency or court) or the Plan Administrator has classified you as a former employee, a part-time, temporary or contract employee, a seasonal employee, an intern, an independent contractor, or a consultant.
3.DETERMINATION OF SEVERANCE BENEFITS
If you are a Participant who is not otherwise excluded from receiving benefits by Section 2(b) above, then, subject to your compliance with the terms of this Plan, including, without limitation, Section 4, you will be eligible to receive a severance benefit pursuant to either Section 3(a), 3(b), or 3(c) below (but in no case will you be eligible to receive a severance benefit under more than one of such Sections 3(a), 3(b), or 3(c)) (the “Severance Benefit”):

(a)Qualifying Termination Other than in Connection with a Change in Control. In the event of a Qualifying Termination other than during a Change in Control Period, and subject to your satisfaction of Section 4 of this Plan, and provided that you are in continued compliance with the terms and conditions of this Plan or any other agreement between you and the Company or to which you are a party (including the Separation Agreement and General Release) or any other ongoing obligation to which you are subject as of the Separation Date:

(i)a cash payment in an amount equal to the product of (A) the sum of (a) your Compensation, plus (b) your Annual Bonus at Target Percentage as in effect immediately prior to your Separation Date), multiplied by (B) the compensation multiple provided for in this subsection 3(a)(i), based on job classification as follows:

Job Classification	Compensation Multiple
CEO	2
EVPs	1
SVPs	0.75

and

(ii)if you (and your eligible dependents, as applicable) elect to continue health, dental, and vision coverage under COBRA, the Company will pay the full portion of the monthly cost of COBRA continuation premiums for a period of months equal to: the lesser of the period of your COBRA eligibility or, a number of months, based on job classification as follows:

Job Classification	Months of Premium Costs
CEO	18
EVPs	12
SVPs	9

Provided, however, that the Company’s obligation to make any payment pursuant to this provision shall cease upon the date you become eligible for coverage under the health plan of a future employer (regardless of whether you elect such coverage). You must promptly notify the Company of your eligibility for any such coverage. Further, with regard to the benefits set forth in this paragraph (ii), if the Company cannot continue such benefits because of Code Section 409A or operation of other law, the Company shall compensate you for the cost of replacing such benefits for the relevant period; and to the extent the continuation of such benefits is, or ever becomes, taxable to you, the Company shall administer such continuation of coverage consistent with the following additional requirements as set forth in Treasury Regulation Section 1.409A-3(i)(1)(iv): (1) your eligibility for such benefits in one year shall not affect your eligibility for such benefits in any other year; (2) any reimbursement of eligible expenses will be made on or before the last day of the year following the year in which the expense was incurred; and (3) your right to such benefits shall not be subject to liquidation or exchange for another benefit; and
(iii)    any unpaid Annual Bonus due under the Annual Incentive Plan for the calendar year immediately preceding the calendar year in which your Separation Date occurs; and
(iv)    to the extent performance objectives applicable to your Annual Bonus in the year of your Separation Date (including any objective applicable to the Company’s targeted budget) are earned as of the end of the relevant bonus period, as a separation payment to which you are not entitled under the terms of the Annual Incentive Plan or such plan’s successor or replacement, a pro rata portion (based on the number of days between your Separation Date and January 1 of the year in which your Separation Date occurs) of your Annual Bonus for the year of your Separation Date; and
(v)    to the extent permitted pursuant to the Stock Plan, program terms or equity award agreements, and as provided by the Stock Plan and applicable award agreement(s), any unvested equity award shall vest in accordance with the terms of such Stock Plan, program terms or equity award agreement, as applicable.
(b)Qualifying Termination on or After a Change in Control. In the event of a Qualifying Termination during a Change in Control Period, subject to your satisfaction of Section 4 of this Plan, and provided that you are in continued compliance with the terms and conditions of this Plan or any other agreement between you and the Company or to which you are a party (including the Separation Agreement and General Release) or any other ongoing obligation to which you are subject as of the Separation Date:
(i)a single lump sum cash payment in an amount equal to the product of (A) the sum of (a) your Compensation, plus (b) your Annual Bonus at Target Percentage (as in effect immediately prior to your Separation Date), multiplied by (B) the compensation multiple provided for in this subsection 3(a)(i), based on job classification as follows:

Job Classification	Compensation Multiple
CEO	2.5
EVPs	1.5
SVPs	1.25

and
(ii)If you (and your eligible dependents, as applicable) elect to continue health, dental, and vision coverage under COBRA, the Company will pay the full portion of the monthly cost of COBRA continuation premiums for a period of months equal to: the lesser of the period of your COBRA eligibility or, a number of months, based on job classification as follows:

Job Classification	Months of Premium Costs
CEO	18
EVPs	12
SVPs	9

Provided, however, that the Company’s obligation to make any payment pursuant to this provision shall cease upon the date you become eligible for coverage under the health plan of a future employer (regardless of whether you elect such coverage). You must promptly notify the Company of your eligibility for any such coverage. Further, with regard to the benefits set forth in this paragraph (ii), if the Company cannot continue such benefits because of Code Section 409A or operation of other law, the Company shall compensate you for the cost of replacing such benefits for the relevant period; and to the extent the continuation of such benefits is, or ever becomes, taxable to you, the Company shall administer such continuation of coverage consistent with the following additional requirements as set forth in Treasury Regulation Section 1.409A-3(i)(1)(iv): (1) your eligibility for such benefits in one year shall not affect your eligibility for such benefits in any other year; (2) any reimbursement of eligible expenses will be made on or before the last day of the year following the year in which the expense was incurred; and (3) your right to such benefits shall not be subject to liquidation or exchange for another benefit; and
(iii)    any unpaid Annual Bonus due for the calendar year immediately preceding the calendar year in which your Separation Date occurs; and
(iv)    although ineligible under the terms of the Annual Incentive Plan or such plan’s successor or replacement, to the extent performance objectives applicable to your Annual Bonus in the year of your Separation Date (including any objective applicable to the Company’s targeted budget) are earned as of the end of the relevant bonus period, as a separation payment, a pro rata portion (based on the number of days between your Separation Date and January 1 of the year in which your Separation Date occurs) of your Annual Bonus for the year of your Separation Date; and
(v)    to the extent permitted pursuant to the Stock Plan, program terms or equity award agreements, and as provided by the Stock Plan and award agreement, any unvested equity award shall become fully vested as if you have met and satisfied all performance requirements at Target Performance and/or time requirements as of your Separation Date.
(c)Terminaton due to Death or Disability. If the Company terminates your employment due to your Disability, or you die, subject to your satisfaction of Section 4 of this Plan, and provided that you (or, where applicable, your estate) are in continued compliance with the terms and conditions of this Plan or any other agreement between you and the Company or to which you are a party (including the Separation Agreement and General Release) or any other ongoing obligation to which you are subject as of the Separation Date):
(i)any unpaid Annual Bonus due for the calendar year immediately preceding the calendar year in which your Separation Date occurs; and

(ii)although ineligible under the terms of the Annual Incentive Plan or such plan’s successor or replacement, to the extent performance objectives applicable to your Annual Bonus in the year of your Separation Date (including any objective applicable to the Company’s targeted budget) are earned as of the end of the relevant bonus period, as a separation payment, a pro rata portion (based on the number of days between your Separation Date and January 1 of the year in which your Separation Date occurs) of your Annual Bonus for the year of your Separation Date; and
(iii)    to the extent permitted pursuant to the Stock Plan, program terms or equity award agreements, and as provided by the Stock Plan and applicable award agreement(s), any unvested equity award shall vest in accordance with the terms of such Stock Plan, program terms or equity award agreements, as applicable.
(d)Payment of Severance Benefit. Except as otherwise may be provided in the Plan or your Separation Notice, your Severance Benefit will be paid or provided in substantially equal installments per regular payroll practices as follows:

Job Classification	Months of Severance Pay Continuation
CEO	24 months
EVPs	12 months
SVPs	9 months

in accordance with the Company’s standard payroll procedures, beginning on the first regularly-scheduled payroll date following the date on which your Separation Agreement becomes effective and irrevocable, provided you (or your estate, where applicable) execute(s) and return(s) your Separation Agreement and General Release within the time period prescribed by your Separation Agreement and General Release, but in no event more than sixty (60) days after the Separation Date; provided, further, that, if the sixty (60) day period in which your Separation Agreement and General Release can become effective and irrevocable spans more than one taxable year, then the first payment shall not be made until the later taxable year. Notwithstanding the foregoing, the portion of the Severance Benefit described in Section 3(a)(iii), 3(b)(iii), or 3(c)(i) if applicable, shall be paid in the form of a single lump cash sum during the first 120 days of the calendar year in which the Separation Date occurs, and at the same time that the Company otherwise pays cash bonuses to employees generally. Further, the portion of the Severance Benefit described in Section 3(a)(iv), 3(b)(iv), or 3(c)(ii) as applicable, shall be paid in the form of a single lump cash sum during the first 120 days of the calendar year following the year in which the Separation Date occurs, and at the same time that the Company otherwise pays cash bonuses to employees generally. In no event, however, shall any portion of the Severance Benefit due to a Participant be paid later than December 31st of the second full calendar year following the year of a Participant’s Separation Date.

(e)Additional Terms.
(i)The Severance Benefit shall not include any other benefit or payment under any other compensation, employee benefit, incentive pay, or fringe benefit plan, policy, or program maintained by the Company. Except as otherwise provided in the Plan, your entitlement to benefits or payments under the Company’s long-term incentive plan or any other compensation, employee benefit, incentive pay, or fringe benefit plan in connection with your termination of employment (whether a Qualifying Termination or not) will be determined solely by the terms and conditions of such plans, programs, and policies as in effect from time to time.
(ii)Your entitlement to non-cash severance or similar benefits under a separate agreement, plan, program, or policy shall not be affected by this Section 3(e)(ii).
4.FAILURE TO EXECUTE OR COMPLY WITH A SEPARATION AGREEMENT AND GENERAL RELEASE; TERMINATION AND REPAYMENT OF SEVERANCE BENEFITS
All Severance Benefits provided under Sections 3(a), 3(b), and 3(c) of the Plan are in consideration of your (or your estate’s, where applicable) (i) immediately offering to resign upon your termination of employment from all positions and offices with the Company and each of its subsidiaries and affliates, including, without limitation, from the Board of Trustees of Americold Realty Trust and the board of trustees, directors or managers of any subsidiaries of the Company, as applicable, and (ii) timely execution of and compliance with a Separation Agreement and General Release in the form provided by the Plan Administrator and your continued compliance with your Continuing Obligations. If you (or your estate, where applicable) do not upon termination of your employment offer to resign from all positions and offices and properly execute and deliver a Separation Agreement and General Release within the time provided in the Separation Agreement and General Release, but in no event more than sixty (60) days after the Separation Date, or if you revoke it, you will not be entitled to any of the benefits of this Plan, including, without limitation, the Severance Benefits. If (a) you fail to comply with (i) the terms of the Separation Agreement and General Release, or (ii) the terms of any of your Continuing Obligations, or (b) after your employment has terminated, the Company subsequently determines in good faith that grounds to have terminated your employment for Cause exist, the Company reserves the right to withhold and terminate any unpaid Plan benefits (with the exception of legally-mandated benefits), including, without limitation, the Severance Benefits, and to require you to repay any and all amounts you may have previously received under the Plan. Neither the Company’s termination of any such unpaid Plan benefits nor your repayment of any such amounts you may have previously received under the Plan shall affect the Separation Agreement and General Release or your Continuing Obligations.
5.PLAN ADMINISTRATION
(a)Plan Administration. The Plan Administrator is the “named fiduciary” of the Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity. The Plan Administrator may delegate in writing to any other person all or any portion of its authority or responsibility with respect to the Plan at any time. The Plan Administrator shall, in its sole and absolute discretion, construe and interpret the terms and provisions of the Plan, and any issue arising out of, relating to, or resulting from the administration and operation of the Plan, which such construction or interpretation shall be final and binding on all persons, entities and parties, including any employees and shall be given the maximum possible deference allowed by law. When making a determination or calculation, the Plan Administrator shall, in its sole and absolute discretion, be entitled to rely upon information furnished by employees or other individuals or entities acting on their behalf.
(b)No Liability. The Plan Administrator and its designees shall not be liable for any action or determination made in good faith with respect to the Plan. The Company shall, to the fullest extent permitted by law, indemnify and hold harmless the Plan Administrator (and, if applicable, each member of the committee comprising the Plan Administrator) and each director, officer and employee of the Company for liabilities or expenses that they and each of them incur in carrying out their respective duties under the Plan, other than for any liabilities or expenses arising out of such individual’s willful misconduct or fraud.
(c)Amendment and Termination. The Company reserves the right to amend, modify or terminate the Plan at any time, without advance notice to any employee. Any action of the Company in amending or terminating the Plan will be taken in a non-fiduciary capacity. In the event of an Internal Revenue Service or Department of Labor ruling which has the effect of reclassifying the Plan as an “employee pension benefit plan” as defined in ERISA Section 3(2)(A), the Plan will be automatically terminated effective at the date of such ruling. No communications in connection with the Plan made by any individual shall be effective to modify or amend the Plan unless duly executed on an appropriate form provided or approved by, and filed with, the Plan Administrator.
(d)Claims Procedure. Any employee or other person who believes he or she is entitled to any payment under the Plan may submit a claim in writing to the Plan Administrator. If the claim is denied (in full or in part), the claimant shall be provided a written or electronic response from the Plan Administrator. The Plan Administrator’s response shall include the following information:
(i)The specific reason(s) for the denial;
(ii)Reference to the specific Plan provision(s) upon which the denial was based;
(iii)A description of any additional or material information that is necessary for the appeal of the denied claim to be successful, and an explanation of why this information is necessary;
(iv)A description of any voluntary appeal procedures available under the Plan and your right to receive information about them;
(v)An explanation of the review procedure summarized below, including the time limits applicable to the review procedures and the claimant’s rights to submit written comments and have them considered, the claimant’s right to review (upon request and at no charge) relevant documents and other information; and
(vi)A statement that the claimant has a right to bring a civil action under ERISA Section 502(a) following a denial of an appeal of the claim.
If the Plan Administrator relied on an internal rule, guideline, protocol, or other similar criterion in denying the claim, then the Plan Administrator either will provide the claimant with a copy of the criterion or will notify the claimant that it relied on such a criterion and inform the claimant that he or she may request a copy of the criterion free of charge.
The denial notice shall be furnished to the claimant no later than ninety (90) days after receipt of the claim by the Plan Administrator, unless the Plan Administrator determines that special circumstances require an extension of time for processing the claim. If the Plan Administrator determines than an extension of time for processing is required, then notice of the extension shall be furnished to the claimant prior to the termination of the initial ninety (90) day period. In no event shall such extension exceed a period of ninety (90) days from the end of such initial period. The notice shall inform the claimant of the following:
(i)The special circumstances requiring the extension of time;
(ii)The date by which the claimant can expect a decision;
(iii)The standards for determining the claimant’s entitlement to benefits;
(iv)The unresolved issue(s) that prevent a decision on the claim; and
(v)A description of any additional information that the claimant needs to submit.
(e)Appeal Procedure. If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Plan Administrator for a review of the decision denying the claim. Any such request for review must be submitted to the Plan Administrator no more than sixty (60) days following the date on which the denial notice is received by the claimant, and any request for review submitted after this deadline shall not be considered by the Plan Administrator. In the case of any timely request for review, the Plan Administrator shall afford the claimant a full and fair review of the decision denying the claim and, if so requested, shall:
(i)Provide the claimant with the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits;
(ii)Provide that the claimant shall be provided, upon request and free of charge, reasonable access to, and copies of all documents, records and other information (other than documents, records and other information that is legally privileged) relevant to the claimant’s claim for benefits; and
(iii)Provide for a review that takes into account all comments, documents, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
If the claim is subsequently also denied by the Plan Administrator, in whole or in part, then the claimant shall be furnished with a denial notice that shall contain the following:
(iv)Specific reason(s) for the denial;
(v)Reference to the specific Plan provision(s) on which the denial is based; and
(vi)An explanation of the Plan’s review procedures and the time limits applicable to such procedures including a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following the denial on review.
The decision on review shall be issued within sixty (60) days following the request for review. The period for decision may, however, be extended up to one hundred and twenty (120) days after such receipt if the Plan Administrator determines that special circumstances require extension. In the case of an extension, notice of the extension shall be furnished to the claimant (or his or her authorized representative) prior to the expiration of the initial sixty (60) day period. In no event shall such extension exceed a period of sixty (60) days from the end of such initial period. The extension notice shall indicate the special circumstances requiring the extension of time and the date by which the Plan Administrator expects to render the benefits determination.
Neither you nor your beneficiary nor any other claimant may bring a lawsuit to recover benefits under the Plan until he or she has exhausted the internal administrative process described above. No legal action may be commenced at all unless commenced no later than one (1) year following the issuance of a final decision on the claim for benefits, or the expiration of the appeal decision period if no decision is issued. This one-year statute of limitations on suits for all severance benefits available under the Plan shall apply in any forum where any such suit may be initiated.

6.OTHER IMPORTANT PLAN INFORMATION
(a)Tax Provisions.
(i)Withholding Taxes. All payments made under the Plan shall be subject to withholding for any applicable taxes or other amounts which federal, state or local law requires the Company to withhold. The Company’s determination of the type and amount of taxes to be withheld from any payment or benefit shall be final and binding on all persons having or claiming to have an interest in this Plan.

(ii)Section 409A. Notwithstanding any other provisions to the contrary, no payments or any benefits will be provided under the Plan earlier than permitted by Code Section 409A, or later than the latest day permitted in order to avoid taxation under such section. Further, the Plan Administrator, in its sole discretion, may amend or modify the Plan in any manner to provide for the application and effects of Code Section 409A, its related Treasury Regulations, and any related regulatory or administrative guidance issued by the Internal Revenue Service. Notwithstanding any provision to the contrary in the Plan, to the extent required to avoid a prohibited distribution under Code Section 409(A)(2), if you are at the time a “specified employee” within the meaning of that term under Code Section 409A, no Severance Benefit to which you become entitled under the Plan shall be made prior to the earlier of (i) the first business day following the expiration of the six (6)-month period measured from the date of your “separation from service” (as defined under Code Section 409(A) and its related Treasury Regulations) or (ii) your death. Upon the expiration of the delay period required by Code Section 409A, all payments and benefits deferred under this paragraph otherwise payable in the form of a salary continuation shall commence to be paid by the end of the first month following the expiration of the delay period. For the avoidance of doubt, that portion of the payments provided under this Plan that do not exceed the Code Section 409A Limit (as defined below) and which qualify as “separation pay” under Treasury Regulation Section 1.409A-1(b)(9)(iii), shall be paid or commence to be paid on the date originally specified for such payment. For purposes of this Plan, “Code Section 409A Limit” means the lesser of two (2) times: (i) the Participant’s annual compensation paid during the Company’s taxable year preceding the taxable year in which the Participant is terminated, as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any related Internal Revenue Service guidance; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which such termination occurs. In the event of your death, any amounts delayed under this Section 6(a)(ii) shall be paid to the personal representative of your estate as soon as practicable but in all events within sixty (60) days after the date of your death. For purposes of this Plan, each payment is intended to be excepted from Code Section 409A to the maximum extent provided as follows: (i) each payment made within the applicable 2-1/2 month period specified in Treasury Regulation Section 1.409A-1(b)(4) is intended to be excepted under the short-term deferral exception; (ii) post-termination medical benefits are intended to be excepted under the medical benefits exceptions as specified in Treasury Regulation Section 1.409A-1(b)(9)(v)(B); and (iii) to the extent payments are made as a result of an involuntary separation, each payment that is not otherwise excepted under the short-term deferral exception or medical benefits exception is intended to be excepted under the involuntary pay exception as specified in Treasury Regulation Section 1.409A-1(b)(9)(iii). For purposes of the application of Treasury Regulation Section 1.409A-1(b)(4) (or any successor provision), each payment in a series of payments will be deemed to be a separate payment. The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Plan are determined to constitute deferred compensation subject to Code Section 409A but do not satisfy an exemption from, or the conditions of, such Section.
(iii)Section 280G. This Section 6(a)(iii) shall apply solely to Participants (if any) who are “disqualified individuals” within the meaning of Section 1.280G-1, Q/A-15 of the Treasury Regulations (the “Applicable Participants”). In the event of an event constituting a change in the ownership or effective control of the Company or ownership of a substantial portion of the assets of the Company described in Section 280G(b)(2)(A)(i) of the Code, the Company, at its sole expense, shall cause its independent auditors promptly to review all payments, accelerations, distributions and benefits that have been made to or provided to, and are to be made, or may be made, to or provided to, the Applicable Participants under the Plan (irrespective of whether Severance Benefits or other payments are then payable to such Participants at that time), and any other agreement or plan under which they may individually or collectively benefit (collectively the “Original Payments”), to determine the applicability of Section 4999 of the Code to each of the Applicable Participants in connection with such event. The Company’s independent auditors will perform this analysis in conformity with the foregoing provisions and will provide the affected Participants with a copy of their analysis and determination. Notwithstanding anything contained in this Plan to the contrary, to the extent that the Original Payments would be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Original Payments shall be reduced (but not below zero) to the extent necessary so that no Original Payment shall be subject to the Excise Tax, but only if, by reason of such reduction, the net after-tax benefit received by an Applicable Participant shall exceed the net after-tax benefit received by him or her if no such reduction was made. For purposes of the Plan, “net after-tax benefit” shall mean (a) the Original Payments which an Applicable Participant receives or is then entitled to receive from the Company that would constitute “parachute payments” within the meaning of Section 280G of the Code, less (b) the amount of all federal, state and local income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to an Applicable Participant (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (c) the amount of the Excise Tax imposed with respect to the payments and benefits described in (a) above. If a reduction is required by this provision, the payments and benefits shall be reduced in the following order: any cash severance to which the Applicable Participant becomes entitled (starting with the last payment due), then other cash amounts that are parachute payments (starting with the last payment due), then any stock option awards that have exercise prices higher than the then-fair market value price of the stock (based on the latest vesting tranches), then restricted stock and restricted stock units based on the latest awards scheduled to be distributed, and then other stock options based on the latest vesting tranches. The fees and expenses of the Company’s auditor for its services in connection with the determinations and calculations contemplated by this provision will be borne by the Company.
(b)Non-Assignability. In no event may any current or former employee of the Company sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.
(c)Coordination with Mandated and Other Benefits. Any advance notice or benefits provided under this Plan shall, to the fullest extent permitted by law, be considered to be in satisfaction of, rather than in addition to, any federal, state or local requirement (including advance notice requirements included in individual employee agreements and requirements under the Worker Adjustment and Retraining Notification Act (also known as “WARN”) and similar state or local statutes) to provide advance notice or severance-type benefits. To the extent that notice or benefits provided under this Plan cannot be considered in satisfaction of any such requirements, the amount of notice and benefits otherwise payable under this Plan in excess of the minimum severance of two (2) weeks base salary shall be reduced by the amount of notice and benefits that are required to be given by federal, state or local law or applicable contractual requirements.
(d)No Right to Employment. This Plan does not provide you with (i) any right to continue employment with the Company or any designated successor employer (whether in your current or any other position), (ii) any current or future right to receive an offer of employment with the Company or any designated successor employer, or (iii) affect the right of you or the Company to terminate your employment at any time, with or without cause.
(e)Source of Payments. All severance benefits will be paid in cash from the general funds of the Company; no separate fund will be established under the Plan; and the Plan will have no assets. No right of any person to receive any payment under the Plan will be any greater than the right of any other general unsecured creditor of the Company.
(f)No Vested Rights. Neither you nor other person shall have any vested rights under the Plan and nothing herein shall be construed as giving any employee any nonforfeitable or vested rights to any benefits hereunder; provided, however, that if you have received a Notice of Separation prior to the amendment or termination of the Plan, you shall not have your Severance Benefits reduced by reason of such amendment or termination. Nothing in the Plan shall be construed as giving an employee of the Company a right to receive any benefit other than the benefits specifically provided under the terms of the Plan. Nothing in the Plan shall be construed to limit in any manner the right of the Company to discharge, demote, downgrade, transfer, relocate, or in any other manner treat or deal with any person in its employ, without regard to the effect such treatment or dealing may have upon such person as someone who might otherwise have become (or remained) a participant in the Plan, which right is hereby reserved. No benefits shall be deemed to accrue under the Plan at any time except the time at which they become payable under the Plan, and no right to a benefit under the Plan shall be deemed to vest prior to your Separation Date.
(g)Clawback.
(i)Notwithstanding any other provision of the Plan, your rights to any payments under the Plan will be discontinued and forfeited, the Company will have no further obligation under the Plan to you, and you must return 90% of the gross amounts previously paid to you under this Plan, in addition to forfeiting all future payments otherwise payable hereunder, if you (or, as applicable, your estate) violate the terms of the Separation Agreement and General Release or your continuing obligations of confidentiality, non-solicitation, non-disparagement and non-competition between you and the Company, with the remaining 10% serving as consideration for your Separation Agreement and General Release.
(ii)Notwithstanding any other provision of the Plan, any Severance Benefits under this Plan shall be subject to any Company clawback policies that the Company has adopted, or otherwise may adopt after the Effective Date, to the extent permissible under applicable law.
(h)Effect on Other Plans and Agreements. Subject to Section 3(d), participation in this Plan has no effect on your rights under any other employee benefit plan sponsored by the Company such as any pension or profit-sharing, medical, dental or hospitalization, life insurance, accidental death, disability, bonus, incentive compensation, or vacation pay plan. Subject to Section 3(d), employee rights under those benefit plans are governed solely by their terms, and you should review those plans to ascertain your rights (if any) under them. This Plan has no effect on your Continuing Obligations, each of which, for the avoidance of doubt, continue in full force and effect.
(i)Controlling Law. Except as may be otherwise provided in the contracts incorporated by reference into the Plan, the provisions of the Plan shall be construed, administered and enforced according to ERISA and, to the extent not preempted, by the laws of the State of Georgia. If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if such illegal and invalid provisions had never been set forth in the Plan.

7.ADDITIONAL PLAN INFORMATION
The following information is required to be provided to you under ERISA.

Plan Name:	Americold Logistics, LLC Severance Benefits Plan
Type of Plan:	Unfunded welfare benefit plan
Plan Sponsor:	Americold Logistics, LLC
Identification Numbers:	EIN: 22-3631006 PLAN: 502
Plan Year:	January 1 – December 31
Plan Administrator:	Americold Logistics, LLC 10 Glenlake Parkway South Tower, Suite 600 Atlanta, GA 30328-7250 (678) 441-1400 Attn: Chief Human Resources Officer
Agent for Service of Legal Process:	Americold Logistics, LLC 10 Glenlake Parkway South Tower, Suite 600 Atlanta, GA 30328-7250 (678) 441-1400 Attn: Chief Legal Officer
Funding Mechanism:	Severance benefits are paid out of the Company’s general assets.
STATEMENT OF ERISA RIGHTS
The Employee Retirement Income Security Act of 1974 (“ERISA”) was enacted to help assure that all employer-sponsored group benefits programs conform to standards set by Congress. The Americold Logistics, LLC Severance Benefits Plan is covered by ERISA and an employee who is a participant in this Plan is entitled to certain rights and protections. ERISA provides that all Plan participants shall be entitled to examine, without charge, at the Company’s business office, all Plan documents and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports and to obtain copies of all Plan documents and other Plan information, if applicable, upon written request to the Company. The Company may make a reasonable charge for the copies. The Company is required by law to furnish each participant with a copy of this summary annual report, if applicable.
In addition to creating rights for Plan participants, ERISA also sets forth certain duties for the people who are responsible for the operation of the Plan. The people who operate the Plan are called “fiduciaries” of the Plan. They have a duty to operate the Plan prudently and in the best interests of you and other Plan participants and beneficiaries. No one, including your employer, or any other person, may fire you or otherwise discriminate against you to prevent you from either obtaining any Plan benefit or exercising your rights under ERISA. However, neither the existence of the Plan nor this summary plan description constitutes an employment contract or affects the right of the Company to lawfully terminate your employment.

If your claim for a Plan benefit is denied in whole or in part, you must receive a written explanation of the reasons for the denial. You have the right to have the Plan Administrator review and reconsider your claim.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 per day until you receive the materials (unless the materials were not sent because of reasons beyond the control of the Plan Administrator). If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that Plan fiduciaries do not fulfill their responsibilities under ERISA, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees (for example, if the court finds your claim is frivolous).
If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Company, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security AdministrationAttachment A – Form of Separation Agreement and General Release
SEPARATION AGREEMENT AND GENERAL RELEASE
This Separation Agreement and General Release (this “Release”) is executed by [] (the “Executive”) pursuant to Americold Logistics LLC Executive Severance Benefits Plan.
1.General Release, Claims Not Released and Related Provisions.

a.    General Release of All Claims. Executive knowingly and voluntarily releases and forever discharges the Company, its parent corporation, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former associates, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout this Separation Agreement and General Release as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which the Executive has or may have against Releasees as of the date of execution of this Separation Agreement and General Release, including, but not limited to, any alleged violation of2:

▪Title VII of the Civil Rights Act of 1964 and Civil Rights Act of 1991;

▪Sections 1981 through 1988 of Title 42 of the United States Code;

▪The Employee Retirement Income Security Act of 1974 ("ERISA") (except for any vested benefits under any tax qualified benefit plan);

▪The Americans with Disabilities Act of 1990;

▪The Age Discrimination in Employment Act of 1967 (“ADEA”);

▪The Sarbanes-Oxley Act of 2002;

▪The Equal Pay Act;
2To be determined by the Company at the time of termination in accordance with applicable law.

▪The Genetic Information Nondiscrimination Act of 2008;

▪any other federal, state or local law, rule, regulation, or ordinance;

▪any public policy, contract, tort, or common law; or

▪any other basis for recovering costs, fees, or other expenses including attorneys' fees incurred in these matters.

b.    Claims Not Released. Executive is not waiving any rights Executive may have to: (a) Executive’s own vested accrued employee benefits under the Company’s current health, welfare, or retirement benefit plans as of the Separation Date; (b) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) pursue claims which by law cannot be waived by signing this Separation Agreement and General Release; (d) enforce this Separation Agreement and General Release; and/or (e) challenge the validity of this Separation Agreement and General Release.

c.    Governmental Agencies. Nothing in this Separation Agreement and General Release prohibits or prevents Executive from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblower proceeding or other proceeding before any federal, state, or local government agency (e.g. EEOC, NLRB, SEC, etc.), nor does anything in this Separation Agreement and General Release preclude, prohibit, or otherwise limit, in any way, Executive’s rights and abilities to contact, communicate with, report matters to, or otherwise participate in any whistleblower program administered by any such agencies. However, to the maximum extent permitted by law, Executive agrees that if such an administrative claim is made, Executive shall not be entitled to recover any individual monetary relief or other individual remedies.

d.    Collective/Class Action Waiver. If any claim is not subject to release, to the extent permitted by law, Executive waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Company or any other Releasee identified in this Separation Agreement and General Release is a party.

2.    Acknowledgments and Affirmations.

a.    Executive affirms that Executive has not filed or caused to be filed and is not a party to any claim, complaint, or action against any of the Released Parties in any forum or form.

b.    Executive also affirms that Executive has reported all hours worked as of the date Executive executes this Separation Agreement and General Release and has been paid or has received all compensation, wages, bonuses, commissions and benefits to which Executive may be entitled and that no other compensation, wages, bonuses, commissions or benefits are due to Executive.

c.    Executive further affirms that Executive has no known workplace injuries or occupational diseases. Executive also affirms that Executive has been granted any leave to which Executive was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.

d.    Executive also affirms that Executive has not been retaliated against for reporting any allegations of wrongdoing by the Company or any of its officers, directors or associates including, but not limited to, allegations of corporate fraud.

e.    Executive further affirms that all of the Company’s decisions regarding Executive’s pay and benefits through the date of Executive’s execution of this Separation

Agreement and General Release were not discriminatory based on age, disability, race, color, sex, religion, national origin, or any other classification protected by law.

f.Executive acknowledges that no provision of this Agreement or any other Agreement between Executive and the Company shall be construed to prohibit or otherwise restrict Executive from lawfully reporting waste, fraud, or abuse to a designated investigative or law enforcement representative of a federal department or agency authorized to receive such information.

g.Executive acknowledges and agrees that Executive has entered into agreements with the Company containing certain nondisclosure, intellectual property assignment, non-competition, and non-solicitation provisions, including as set forth in a Confidential and Proprietary Information Agreement and a Restrictive Covenant and Mandatory Arbitration Agreement and that Executive shall be bound by, and shall continue to comply with Employee’s obligations under those agreements and any other agreement between Employee and the Company containing restrictive covenants (“Restrictive Covenants”). Notwithstanding anything contained herein, Employee’s right to receive severance payments and benefits are conditioned on and subject to (A) Executive’s or where applicable, Executive’s estate’s execution and to the extent required by applicable law, and non-revocation of the Release of claims against the company and (B) Executive’s continued compliance with the Restrictive Covenants.

3.Consideration Period. The Executive understands that the Executive has [___ (__) days]3 to consider this Release before deciding whether to sign it. The Executive may sign this Release sooner if the Executive chooses, but no sooner than the date of termination of the Executive’s employment. If the Executive chooses to sign this Release before the expiration of such [__day] period, the Executive represents that the Executive’s decision to do so is knowing and voluntary. The Executive agrees that any changes made to this Release after it was delivered to the Executive, whether material or immaterial, do not restart the [___day] period described in this Section. The Company advises the Executive to consult with an attorney before signing this Release.
4. [Right to Revoke.4 The Executive understands that the Executive has the right to revoke this Release within seven (7) days after signing it. This Release shall not become effective until the eighth day following the date on which the Executive has signed it without having revoked it (the “Effective Date”). If the Executive chooses to revoke this Release, the Executive must deliver written notice of revocation to the Company to:

Americold Logistics, LLC 10 Glenlake Parkway South Tower, Suite 600 Atlanta, GA 30328-7250 (678) 441-1400 Attn: Chief Legal Officer
Any such notice of revocation must be delivered to the Company in a manner calculated to ensure receipt prior to 11:59 p.m. Eastern Time on the day prior to the Effective Date. The Executive understands that if the Executive revokes this Release, the Executive will not be entitled to any of the benefits provided hereunder.]
5.General Provisions. The Released Parties expressly deny that they have any liability to the Executive, and this Release is not to be construed as an admission of any such liability. This Release is to be construed under the laws of the State of Georgia. This Release constitutes the entire agreement between the Executive and the Company with respect to the
3To be determined by the Company at the time of termination in accordance with applicable law.
4To be determined by the Company at the time of termination.

issues addressed in this Release. The Executive represents that the Executive is not relying on any other agreements or oral representations not fully expressed in this Release. This Release may not be modified except in writing signed by the Executive and an authorized Company representative. The headings in this Release are for reference only, and do not in any way affect the meaning or interpretation of this Release. As used herein, the phrase “including” means “including, but not limited to” in each instance. “Or” is used in the inclusive sense of “and/or”. Should any part of this Release be found to be void or unenforceable by an Arbitrator, court of competent jurisdiction (for any suit, action, proceeding or motion that a party is permitted to file in a court notwithstanding the Restrictive Covenant and Mandatory Arbitration Agreement), or Government Agency, such determination will not affect the remainder of this Release.
ACCEPTED AND AGREED BY:
Attachment B - Restrictive Covenants And Mandatory Arbitration Agreement
FORM OF EXECUTIVE RESTRICTIVE COVENANT AND MANDATORY ARBITRATION AGREEMENT

This is a Restrictive Covenant and Mandatory Arbritration Agreement (“Agreement”) by and between Executive and Americold Logistics LLC (“Company”).
WHEREAS, Company seeks to employ or continue to employ Executive and Executive seeks employment or continued employment with Company;
WHEREAS, Executive’s job with the Company provides Executive, out of necessity, with access to, and responsibilities which relate to, various aspects of the operations of the Company;
WHEREAS, the Company will invest time and resources in the training and development of Executive, including providing access to Company information regarding the Company’s customers, prospective customers, associates, projects, products, services, strategies, technologies, and development concepts;
WHEREAS, the Company has a reasonable and justified business interest in protecting its investment in Executive in connection with its operations, and in protecting the Company’s trade secrets, confidential information, and customer goodwill;
NOW, THEREFORE, in consideration of the promises set forth herein and other good and valuable consideration, including but not limited to (i) employment or continued employment with the Company, (ii) equity awarded to Executive by the Company; and (iii) access to and/or continued access to certain Company confidential information and trade secrets, the receipt and sufficiency of which are acknowledged to be sufficient, legal, and binding consideration, the parties hereto agree as follows:
1.NON-DISCLOSURE AND NON-USE OF PROPRIETARY INFORMATION.
The Company’s Proprietary Information includes Confidential Information and Trade Secrets.
Confidential Information has many forms, all of which require the protection of the legitimate business interests of the Company. “Confidential Information” shall mean information of the Company, to the extent not considered a trade secret under applicable law, that (i) relates to the business of the Company, (ii) is disclosed to Executive or of which Executive becomes aware as a consequence of Executive’s relationship with the Company, (iii) possesses an element of value to the Company, (iv) is not generally known to the Company’s competitors, and (v) would damage the Company if disclosed. Subject to the foregoing, Confidential Information includes, but is not limited to, business development, marketing and sales programs, customer, potential customer, and supplier/vendor information, associate information, pricing information, financial data, regulatory approval strategies, product development and formulas, investigative records, research, testing methodologies and results, computer programs, programs and protocols, and related items used by the Company in its business, whether contained in written form, computerized records, models, prototypes, or any other format, and any and all information obtained in writing, orally, or visually during visits to offices of the Company. Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure, (ii) has been independently developed and disclosed by others without violating this Agreement, or (iii) otherwise enters the public domain through lawful means.
“Trade Secrets” of the Company shall mean information of the Company, without regard to form, including, but not limited to, technical or non-technical data, algorithms, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product or service plans or lists of actual or potential customers or suppliers which is not commonly known or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
It is understood that information presently in the public domain or which comes into the public domain without breach of this Agreement by Executive shall not be Proprietary Information, but the fact that the Company utilizes any such information shall be Proprietary Information.
a)Maintaining the Company’s Proprietary Information. Executive agrees not to use, utilize, disclose, or reverse engineer the Company’s Proprietary Information for any purpose other than the Company’s business, except as authorized in writing by the Company. The covenants made by Executive herein are in addition to, and not exclusive of, any and all other rights to which the Company is entitled under the Proprietary and Confidential Information Agreement, federal and state law, including, but not limited to, rights provided under copyright and trade secret laws, and laws concerning fiduciary duties. Executive’s obligations under this Paragraph shall remain in effect as long as the information constitutes a Trade Secret under applicable law and/or Confidential Information as defined above.

b)Return of Documents. Executive hereby agrees not to disclose, copy, or remove from the premises of the Company any documents, records, tapes or other media or format that contain or may contain Proprietary Information, except as required by the nature of Executive’s duties for the Company or as otherwise approved by an authorized officer of the Company. Upon termination or cessation of Executive’s employment with the Company, regardless of the reason for such termination or cessation, Executive hereby agrees to return immediately to the Company all originals and copies of documents, records, tapes, or any other media or format that contain or may contain Proprietary Information.
Under the federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to Executive’s attorney in relation to a lawsuit for retaliation against Executive for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

    No provision of this Section or in this Agreement shall be construed to prohibit or otherwise restrict Executive from lawfully reporting waste, fraud, or abuse to a designated investigative or law enforcement representative of a federal department or agency authorized to receive such information.

2.DISCLOSURE OF THIS AGREEMENT TO FUTURE EMPLOYERS.
Executive agrees to provide a copy of this Agreement to each subsequent employer. In addition, Executive consents to the Company notifying Executive’s new employer of the Company’s rights and/or Executive’s obligations under this Agreement or otherwise.

3.RETURN OF COMPANY PROPERTY.
Executive agrees that upon termination of Executive’s employment with the Company, Executive shall immediately return to the Company any Company property then in Executive’s possession or under Executive’s control, including, without limitation, all notes, drawings, lists, memoranda, flash drives, magnetic disks or tapes, or other recording media containing such Proprietary Information, whether alone or together with non-confidential information, all documents, reports, files, memoranda, records, software, credit cards, door and file keys, telephones, PDAs, iPads, tablets, computers, computer access codes, disks and instructional manuals, or any other physical property that Executive received, prepared, or helped prepare in connection with Executive’s employment. Executive agrees to return all of the Company’s property without destroying, discarding, or deleting the property or information, including any act to delete or eliminate any information on electronic devices. Upon termination of Executive’s employment with the Company, Executive shall not retain any copies, duplicates, reproductions, or excerpts of Proprietary Information, in any form or manner, nor shall Executive show or give any of the above to any third-party. Executive further agrees that Executive shall not retain or use any trade name, trademark, service mark, logo, or other proprietary business designation used or owned in connection with the business of the Company.

4.NON-SOLICITATION OF COMPANY ASSOCIATES.
During the term of Executive’s employment by Company and for a period of eighteen (18) months after termination for any reason, Executive shall not directly or indirectly solicit, recruit, entice, induce, or hire any employee of Company to work for a third-party other than Company or engage in any activity that would cause any associate of Company to terminate [such associate’s?] []employment with Company or violate any agreement [such associate?] [] may have with Company.

5.NON-SOLICITATION OF VALUABLE BUSINESS RELATIONSHIPS.
During the term of Executive’s employment with Company and for a period of eighteen (18) months after Executive’s termination of employment for any reason, Executive hereby agrees that he/she will not directly or indirectly solicit, entice or induce, or assist any other person or entity to solicit, entice or induce, any Company customer, vendor, contractor, or other person or entity with whom Executive had Material Contact during Executive’s employment with Company, to terminate or modify its contractual or business relationship with Company or to reduce or limit the amount of business or referrals it provides to Company. For purposes of this Agreement, “Material Contact” means contact between Executive and any Company customer, vendor, contractor, or other person or entity (a) with whom or which Executive dealt on behalf of Company, (b) whose dealings with the Company were coordinated, supervised, or managed by Executive, (c) about whom Executive obtained Confidential Information in the ordinary course of business as a result of Executive’s association with Company; or (d) who receives or received products or services from Company, the sale or provision of which results or resulted in compensation, commissions, or earnings for Executive within two years prior to the date of Executive’s termination of employment.

6.NON-COMPETITION.
During the term of Executive’s employment with Company and for a period of months (as set forth below based on Executive’s job classification) immediately following the termination of Executive’s employment for any reason, Executive shall not, directly or indirectly, seek or obtain any employment or independent contractor relationship with a Competitor or otherwise provide any form of assistance or services to a Competitor, whether paid or unpaid, in the Prohibited Territory, that is the same or similar to those duties actually performed by Executive for the Company during the twelve (12) months prior to Executive’s separation from employment with Company. Notwithstanding the preceding, passive ownership of shares in a public company shall not constitute by itself Competitive Services or assisting others to engage in Competitive Services. For purposes of this Section 6, the period of months applicable to Executive shall be based upon Executive’s job classification as follows:

Job Classification	Post Termination Non-Compete Months
CEO	24
EVPs	12
SVPs	9

(a) “Competitive Services” means services competitive with the business activities engaged in by the Company as of the date of termination of Executive’s employment with the Company for any reason, or any earlier date of an alleged breach by Executive of the restrictions set forth herein. Competitive Services include, but are not limited to, the provision, operation, maintenance, and/or management of temperature-controlled storage and distribution facilities.

(b) “Competitor” means any individual, corporation, partnership, joint venture, limited liability company, association, or other entity or enterprise which is planning to engage, preparing to engage, or is engaged, wholly or in part, in Competitive Services, including but not limited to the following companies, all of whom engage in Competitive Services (and all of their parents, subsidiaries, or affiliates who engage in Competitive Services) and all of the successors in interest to any of the foregoing: Lineage Logistics, United States Cold Storage, VersaCold Logistics Services, NewCold Advanced Cold Logistics.

(c) “Prohibited Territory” means: (i) the territory where Executive is or was working for the Company at any time during the twelve (12) months prior to the termination of Executive’s employment with the Company for whatever reasons; (ii) Executive’s assigned territory or geographic area of responsibility for the Company at any time during the twelve (12) months prior to the termination of Executive’s employment with Company for whatever reasons; (iii) each city, county and parish in which Executive performed duties for the Company at any time during the twelve (12) months prior to the Executive’s Separation Date.

7.RESTRICTIONS REASONABLE/REMEDIES.
Executive acknowledges and agrees that due to the nature of Company’s business, the restrictive covenants contained in in Sections 4 – 6 of this Agreement: (a) are essential for the reasonable, proper, and adequate protection of Company’s business, its goodwill and its trade secrets, proprietary data and confidential information, irrespective of whether such goodwill and assets may be protectable in the jurisdiction of Executive’s state of domicile; (b) are reasonable with respect to length of time, scope and geographic area; and (c) will not prohibit Executive from engaging in other businesses or employment for the purpose of earning a livelihood following the termination of his/her relationship with Company. Executive agrees to notify, and shall notify, Company in writing of each subsequent employer during the course of the restricted time periods identified in Sections 4 - 6 of this Agreement. Such notice must be given to Company within 48 hours of the start of such subsequent employment and shall include the name of the employer, the address of the employer, and the job title and duties being performed by Executive for the subsequent employer.

Executive acknowledges and agrees that any breach by Executive of the covenants contained in this Agreement will result in irreparable injury to the Company and, therefore, in addition to all other remedies provided at law or in equity, Executive agrees and consents that the Company shall be entitled to both preliminary and permanent injunctive relief, without posting a bond, to prevent a breach or contemplated breach by Executive of any of the covenants contained in this Agreement.
8.SCOPE OF AGREEMENT.
This Agreement does not itself constitute, nor shall it be interpreted, deemed, or construed to imply a contract of employment for any specific term with the Company. Executive’s employment with the Company is strictly “at will” and Executive hereby acknowledges and agrees that the execution and performance of this Agreement does not constitute a promise or contract of continued employment. This Agreement replaces and supersedes any prior agreement which pertains to the same subject matter except covenants made by Executive herein are in addition to, and not exclusive of, any and all other rights to which the Company is entitled under Proprietary and Confidential Information Agreement. This Agreement does not relieve Executive of other legal responsibilities and liabilities that Executive has to the Company under applicable state and federal statutes and common law and/or contractual agreements. Instead, Executive acknowledges that this Agreement only creates additional rights and responsibilities for protecting Company’s interests.

9.BINDING EFFECT/SURVIVAL/SEVERABILITY/CAPTIONS.
This Agreement is binding on Executive and Executive’s successors and personal representatives and is for the benefit of the Company, any successor of the Company by reorganization, merger, consolidation, or liquidation, and any assignee of all or substantially all of the stock or assets of the Company. The Company may assign this Agreement to any such successor or assignee without Executive’s consent. This Agreement will continue in effect after termination of Executive’s employment with the Company, for whatever reason. If any part of this Agreement is deemed invalid or unenforceable by an arbitrator or court of competent jurisdiction, this Agreement shall be subject to judicial/arbitrator modification in order to render this Agreement reasonable and enforceable. The captions/headings herein are for convenience only and shall not be considered to be a part of this Agreement for purposes of its construction or interpretation.
10.ARBITRATION.
a)Intent of this Arbitration Provision. It is the intent of Parties to resolve all disputes, claims, and any other matters arising out of or relating to this Agreement, Executive’s employment by the Company, or termination of employment by binding confidential arbitration in accordance with the provisions of this Agreement. The Parties understand that by entering into this Agreement EXECUTIVE AND THE COMPANY ARE GIVING UP THE RIGHT TO: (1) A JURY TRIAL; (2) FILE A LAWSUIT IN COURT AGAINST THE OTHER; AND (3) THE RIGHT TO BRING A CLASS OR COLLECTIVE ACTION AGAINST THE OTHER IN COURT OR IN ARBITRATION, regarding any claims covered by this Section.
b)Mandatory Arbitration. In exchange for the mutual promises contained in this Agreement, and as a condition of Executive’s continued employment with the Company, Company and Executive agree that:
i.any past, present, or future claim, complaint, or dispute that arises out of or relates in any way to this Agreement, Executive’s employment with the Company or termination of employment, whether arising under any federal, state, or local law or regulation, or based in contract, tort, fraud, misrepresentation, or any other legal theory, shall be submitted to binding arbitration to be held in Atlanta, Georgia before a single arbitrator and administered by the American Arbitration Association (“AAA”) in accordance with the AAA Employment Arbitration Rules and Mediation Procedures applicable at the time the arbitration is commenced (the “AAA Rules”), except to the extent the AAA Rules are modified by this Agreement. If the

AAA Rules are inconsistent with the terms of this Agreement, the terms of this Agreement shall govern and control;
ii.the arbitrator, and not any federal, state, or local court or agency, shall have exclusive authority to rule upon and resolve any dispute relating to the arbitrator’s jurisdiction, including the existence, formation, scope, enforceability of this Section and any dispute relating to the substantive and/or procedural arbitrability of any dispute between the parties;
iii. the arbitrator’s decision shall be final and binding only on the Parties to this Agreement and the Parties agree that awards deciding issues for similarly situated associates will have no preclusive effect in any arbitration between the Parties;
iv.the arbitrator shall have no power to award punitive damages to either party, except where an applicable statute allows for punitive damages.
c)Covered Claims. For the avoidance of doubt, Covered Claims under this Section include all past, current, and future grievances, disputes, claims, or causes of action that otherwise could be brought in a federal, state, or local court under applicable federal, state, or local laws, arising out of or relating to this Agreement, Executive’s employment with the Company, the termination thereof, including claims Executive may have against the Company or against its officers, directors, supervisors, managers, employees, or agents in their capacity as such or otherwise, or that the Company may have against Executive. The Covered Claims include, but are not limited to, claims for breach of any contract or covenant (express or implied), tort claims, claims for wages, or other compensation due, claims for wrongful termination (constructive or actual), claims for discrimination, harassment, or retaliation (including, but not limited to, harassment or discrimination based on race, age, color, sex, gender, gender identity, transgender status, sexual orientation, national origin, alienage or citizenship status, creed, religion, marital status, partnership status, familial status, domestic violence victim status, military status, predisposing genetic characteristics, medical condition, including pregnancy, psychological condition, mental condition, criminal accusations and convictions, disability, or any other trait or characteristic protected by federal, state, or local law, claims for violation of any federal, state, local or other governmental law, statute, regulation, or ordinance, including, but not limited to, all claims arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Equal Pay Act, the Employee Retirement Income Security Act, the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Worker Adjustment and Retraining Notification Act, the Age Discrimination in Employment Act, the Fair Credit Reporting Act, the Uniform Services Employment and Reemployment Rights Act, the Genetic Information Nondiscrimination Act, all as amended, and together with all of their respective implementing regulations, and any other federal, state, local, or foreign law that governs the Parties’ employment relationship or termination thereof that can be arbitrated under applicable law. Covered Claims under this Agreement include claims that have already accrued and claims that will accrue in the future.
d)Claims Not Covered. Notwithstanding anything to the contrary in this Section, this Agreement does not cover: claims for interlocutory, equitable relief pending arbitration of a Covered Claim; claims for workers’ compensation benefits; claims for unemployment compensation benefits; whistleblower retaliation claims under the Sarbanes-Oxley Act (“SOX”) or the Dodd-Frank Act that cannot be arbitrated as a matter of law; and any other claims that, as a matter of law, the Parties cannot agree to arbitrate. Nothing in this Agreement shall be interpreted to mean that the Executive is precluded from filing complaints with the National Labor Relations Board (“NLRB”), the Equal Employment Opportunity Commission (“EEOC”), or any equivalent state or local agency.
e)Waiver of Class and Collective Actions. Executive and Company expressly intend and agree that: (i) class and collective action procedures shall not be asserted and will not apply in any arbitration pursuant to this Section; (ii) each party will not assert class or collective claims against the other in court, in arbitration, or otherwise; (iii) each party shall only submit their own individual claims in arbitration and will not seek to represent the interests of any other person; (iv) any claims by Executive will not be joined, consolidated, or heard together with the claims of any other associate; and (v) notwithstanding anything to the contrary in the AAA Rules, and the general grant of authority to the arbitrator in this Section to determine issues of arbitrability, the arbitrator shall have no authority to compel or to adjudicate any class or collective claim, consolidate different arbitration proceedings, or join any other party to an arbitration between Executive and the Company.

f)Waiver of Trial by Jury. Executive and the Company understand and fully agree that by entering into this Agreement, they are giving up their right to have a trial by jury and are giving up their normal rights of appeal following the issuance of the arbitrator’s award except as applicable law provides for judicial review of arbitration proceedings.
g)Claims Procedure. Arbitration shall be initiated by the express written notice of either Party. The aggrieved party must give written notice of any claim to the other Party. Written notice of an Executive’s claim shall be mailed by certified or registered mail, return receipt requested, to the Chief Legal Officer of the Company. Written notice of the Company’s claim will be mailed to the last known address of Executive. The written notice shall identify and describe the nature of all claims asserted and the facts supporting the claims. Written notice of arbitration shall be initiated within the same time limitations established by the federal and Georgia laws applicable to those claims.
h)Arbitrator Appointment. the arbitrator shall be appointed in the following manner: Shortly after it receives the Demand, the AAA shall send jointly to both parties a letter containing a list of 7 names of potential arbitrators chosen by the AAA from the Employment Dispute Resolution Roster. Each party will then strike (i.e., remove from consideration) a potential arbitrator until there is only one arbitrator remaining. The remaining arbitrator shall be appointed to conduct the arbitration. The claimant shall make the first strike of potential arbitrators, with the responding party striking next. This same process will occur in successive rounds until there is only one arbitrator remaining. Any disputes regarding this process shall be resolved by the AAA in accordance with spirit and intent of this provision.
i)Discovery. The AAA Employment Arbitration Rules and Mediation Procedures regarding discovery shall apply to arbitration under this Agreement. To the extent not provided for in the AAA Employment Arbitration Rules and Mediation Procedures, the arbitrator has the power to order discovery upon a showing that discovery is necessary for a party to have a fair opportunity to present a claim or defense. The arbitrator shall have the authority to set deadlines for completion of discovery. The arbitrator shall decide all discovery disputes.
j)Arbitration Fees and Costs. The Company shall be responsible for the arbitrator’s fees and arbitration expenses and any other costs unique to the arbitration hearing, except that the Executive shall be responsible for paying the initial filing fees as provided by the AAA. Each Party shall pay its own deposition, witness, expert, and attorneys’ fees and other expenses to the same extent as if the matter were being heard in court. However, if any Party prevails on a statutory claim that affords the prevailing party attorneys’ fees and costs, or if there is a written agreement providing for attorneys’ fees and costs to be awarded to the prevailing party, the arbitrator may award reasonable attorneys’ fees in accordance with the applicable statute or written agreement. The arbitrator shall resolve any dispute as to the reasonableness of any fees or costs awarded under this paragraph.
k)Substantive Law. This Agreement and any arbitration shall be governed by the Federal Arbitration Act (FAA). The arbitrator shall apply the substantive state or federal law (and the law of remedies, if applicable) as applicable to the claim(s) asserted. Claims arising under federal law shall be determined in accordance with federal law. Common law claims shall be decided in accordance with Georgia substantive laws, without regard to conflict of law principles.

l)Enforcing Award. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof and the award will be filed under seal, if allowed by the court.
m)Confidentiality of Arbitration. The arbitrator shall maintain the confidentiality of the arbitration and shall have the authority to make appropriate rulings to safeguard that confidentiality. The rulings and decisions of the arbitrator shall be kept strictly confidential.
n)Severability. If any provision of this Section is adjudged to be void or otherwise unenforceable, in whole or in part, the void or unenforceable provision shall be severed, and such adjudication shall not affect the validity of the remainder of the obligations to arbitrate under this Section.
11.JURISDICTION; VENUE; CHOICE OF LAW.
a)For or any suit, action, proceeding or motion that a party is permitted to file in a court, the federal and state courts located in Atlanta, Georgia shall have exclusive jurisdiction over such action, and the parties waive any challenge to the personal jurisdiction or venue of such action.
b)Except as set forth in Section 10, this Agreement shall be governed by and construed in accordance with the laws of the State of Georgia without giving effect to conflict of laws principles.

12.MISCELLANEOUS.
a)    Each of the parties hereto hereby irrevocably consents to the service of process in any suit, action, arbitration, or proceeding relating to this Agreement by sending the same by certified mail, return receipt requested, or by recognized overnight courier service, to the last known address of such party. For Company, such address is:

Americold Logistics LLC
10 Glenlake Pkwy, N.E.
SUITE 600, SOUTH TOWER
Atlanta, GA 30328-7250
                        ATTN: Chief Legal Officer

    b)    This Agreement shall be construed and enforced in accordance with the fair meaning of its language and without any presumption or construction against any Party as the drafter.

13.WAIVER OF BREACH.
The waiver by the Company of a breach of any provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach.
14.AMENDMENTS.
Any attempted modification of this Agreement shall not be effective unless in writing and signed by an authorized officer of the Company and Executive.
15.AGREEMENT READ, UNDERSTOOD, AND FAIR.
Executive has carefully read and considered all provisions of this Agreement and agrees that all of the restrictions set forth are fair and reasonable and are reasonably required for the protection of the interests of Company.

Attachment C

Form of Separation Notice from Company to Executive

[Name]
[Address]

    RE: Separation Notice
Dear [First Name],
Pursuant to Section 2(a)(ii) of the AMERICOLD LOGISTICS, LLC EXECUTIVE SEVERANCE BENEFITS PLAN (the “Plan”), we, Americold Logistics, LLC (“Company”) notify you of our intent to terminate your employment with the Company effective on ____________________, 20__ (your “Separation Date”) [involuntarily with Cause][due to death/disability]. You must remain employed by the Company through your Separation Date in order to remain eligible for Severance Benefits under the Plan.

Sincerely,
AMERICOLD LOGISTICS, LLC

By: __________________
[Name]
[Title5]

5Note to Document: Chief Legal Officer (for separation other than CEO) Chairman of the Compensation Committee of the Board of Trustees (for separation of CEO).

Attachment D

Form of Separation Notice from Executive to Company

[Name]
[Address]

    RE: Separation Notice
Dear [First Name],
Pursuant to Section 2(a)(ii) of the AMERICOLD LOGISTICS, LLC EXECUTIVE SEVERANCE BENEFITS PLAN (the “Plan”), I, [INSERT EXECUTIVE NAME], notify Americold Logistics, LLC (the “Company”) of my intent to terminate my employment with the Company effective on ____________________, 20__ (my “Separation Date”). My Separation Date is for Good Reason as defined in Section 1(m), and as further detailed below:

[INSERT REASONABLE DETAILS OF THE CIRCUMSTANCE GIVING RISE TO THE GOOD REASON EVENT, NOT LATER THAN 30 DAYS FOLLOWING THE INITIAL OCCURRENCE OF SUCH EVENT].

My Separation Date is scheduled to provide 30 days for the Company to cure the Good Reason event or condition, as measured from its receipt of this notice.

Sincerely,

By: __________________
[Name]
[Title]